                                                                   Exhibit 10.66

                                    FORM OF
                             AMENDED AND RESTATED
                         EXCHANGEABLE PROMISSORY NOTE

Dated as of July __, 2000                                            $__________


     FOR VALUE RECEIVED, Aviation Exteriors ____________, Inc., a _________ corporation (the "Company"), promises to pay to the order of ____________________________ ("Holder") the sum of _____________________ and
No/100 Dollars ($___________) plus interest at the rate of ten percent (10%) per annum accruing from the date hereof on the unpaid indebtedness hereof until finally paid. Said principal and accrued interest shall be paid by the Company in lawful money of the United States of America, at the Company's offices in Dallas, Texas, or at such other place as may be designated in writing by the Company, to the Holder as follows:

          (a) Commencing on August 1, 2000, accrued interest hereunder shall be payable in monthly installments on the first day of each calendar month until maturity; and

          (b) All outstanding principal and unpaid accrued interest shall be finally due and payable on January 31, 2001.

     1. Prepayment. The principal or interest hereunder may be prepaid at any time without penalty or premium; provided, however, the Company shall provide at least (10) days prior written notice to the Holder of such prepayment, and such Holder may elect to exercise its exchange rights hereunder with respect to the indebtedness to be prepaid prior to receipt of such prepayment.

     2. Default. In the event of (i) any failure by the Company to make any payment of principal or interest hereunder within ten (10) days after written notice of default in such payment from the holder has been received by the Company, (ii) the filing of a petition by or against the Company under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Act (for bankruptcy or reorganization or other relief), or (iii) any assignment by the Company for the benefit of its creditors, the Holder may, at such Holder's option, declare the entire unpaid balance hereof immediately due and payable and exercise any of its rights and remedies under applicable law. Any delay on the part of the Holder in exercising any rights hereunder shall not operate as a waiver of said rights; acceptance of any payment after its due date shall not be deemed a waiver of the right to require prompt payment when due of all other sums; and acceptance of any payment after the Holder has declared the entire indebtedness due and payable shall not cure any default of the maker or operate as a waiver of any rights of the Holder hereunder. Upon default, the Company agrees to pay all costs and reasonable actual attorneys' fees for collection of this debt instrument.

     3. Exchange Rights. Holder shall have the right from time to time to exchange any or all of the unpaid indebtedness hereof (including accrued but unpaid interest) for shares of the Common Stock, par value $0.01, of Aviation Group, Inc., a Texas corporation ("AVGP"), pursuant to the terms of that certain Exchange Agreement dated of even date herewith between Holder and AVGP, as amended by First Amendment to Exchange Agreement dated as of October __, 2000

(collectively, the "Exchange Agreement"). Any transfer of this Note shall constitute a transfer of Holder's rights under the Exchange Agreement.

     4. Release of Trade Account Payable. This instrument is issued in consideration for the release and cancellation of a trade account payable in the principal amount of this instrument owing to Holder by the Company. By acceptance of this instrument, the Holder agrees that the Company is released and discharged from such amount of trade account payable owing to Holder.

     5. Successors and Assigns. All references herein to "holder" shall apply to its successors and assign.

     6. Notices. All notices and other communications to the Company under this Note shall be deemed sufficiently given when personally delivered or three days after being mailed by registered or certified mail, postage prepaid, addressed to the Company c/o Aviation Group, Inc., 500 N. Pearl Street, Suite 2170, Dallas, Texas 75201, U.S.A., Attn. President, with copy to Jenkens & Gilchrist, Fountain Place, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202,
Attention: Daryl B. Robertson, Esq., or to such other address as the Company shall have furnished in writing to the Holder.

     7. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to its choice of law principles.

     8. Usury. It is the intention of the parties hereto to conform strictly to any usury laws in force that apply to this transaction. Accordingly, all agreements among the parties hereto are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of the amounts owing under this Note or otherwise, shall the interest (and all other sums that are deemed to be interest) contracted for, charged or received by the Holder with respect to the Note, exceed the Highest Lawful Rate. The "Highest Lawful Rate" means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, changed or received under the laws of the United States and the laws of such states as many be applicable thereto which are presently in effect or, to the extent allowed under such applicable laws of the United States and the laws of such states, which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow. If, from any circumstance whatsoever, interest under any agreement to which the Company and the Holder are parties would otherwise be payable in excess of the Highest Lawful Rate, and if from any circumstance the Holder shall ever receive anything of value deemed interest by applicable law in excess of the Highest Lawful Rate, then the Holder's receipt of such excess interest shall be deemed a mistake and the same shall, so long as no default under this Note shall be continuing, at the option of the Company, either be repaid to the Company or credited to the unpaid principal; provided, however, that if a default shall have occurred and be continuing, and the Holder shall receive excess interest during such period, then the Holder shall have the option of either crediting such excess amount to principal or refunding such excess amount to the Company.

     9. Business Purpose. The Company hereby represents and warrants to the Holder that the loan evidenced hereby is a "contract under which credit is extended for business, commercial investment, or other similar purpose," and is not a loan for "personal, family, household, or agricultural use."

     10. Replacement Note. This Note amends, restates and replaces in its entirety that certain Exchangeable Promissory Note dated as of the same date in the same original principal amount as this Note. Holder shall surrender the original of such Exchangeable Promissory Note to the Company if it has not previously done so.

     IN WITNESS WHEREOF, Aviation Exteriors ___________, Inc. has caused this instrument to be executed in its name and behalf, as of the day and year first above written.

WITNESSES:                              AVIATION EXTERIORS _____________, INC.


____________________________
                                        By:___________________________________
____________________________            Paul Lubomirski, President

                                    FORM OF
                            RESALE PRICE INDEMNITY
                            ----------------------


     This Resale Price Indemnity (the "Indemnity") dated as of
_________________, 2000, is made by Aviation Exteriors ___________, Inc., a
___________ corporation ("Indemnitor"), in favor of ____________________________
("Indemnitee").

                                 W I T N E S S E T H:

     WHEREAS, Indemnitor owes Indemnitee $___________ for ________________ (the "Obligation"); and

     WHEREAS, Indemnitee has agreed to release and cancel such Obligation in exchange for receipt of that certain Exchangeable Promissory Note (the "Note") dated of even date herewith made by Indemnitor and payable to the order of Indemnitee in the original principal amount of $______________, the Exchange Agreement (defined below) and this Indemnity; and

     WHEREAS, in connection with delivery of the Note, Aviation Group, Inc., a Texas corporation ("Aviation Group"), has entered into an Exchange Agreement with Indemnitee dated of even date herewith (the "Exchange Agreement") pursuant to which Indemnitee has the right to exchange, at a rate equal to the Exchange Price (as defined below) per share, the indebtedness represented by the Note for shares of Common Stock, $0.01 par value per share, of Aviation Group (the "Stock"); and

     WHEREAS, in connection with the execution and delivery of the Note and the Exchange Agreement, Indemnitor desires to provide protection to Indemnitee from a Loss (as defined below) realized by Indemnitee arising from its resale at less than the Exchange Price of Stock obtained by it upon the exchange of any indebtedness represented by the Note;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby agrees to indemnify and hold harmless Indemnitee from a Loss (as hereinafter defined) realized by Indemnitee upon the resale by Indemnitee of the Stock for which any indebtedness represented by the Note is exchanged.

     The term "Loss" shall mean the difference, if any, that results when the average per share price realized by Indemnitee from the resale of the Stock obtained by it upon exchange of any indebtedness represented by the Note, net of any brokerage commission, is subtracted from the Exchange Price. Such resale must be a bona fide resale transaction with a party not affiliated with Indemnitee. Indemnitor's obligations hereunder do not apply to any subsequent resale of the Stock by any transferee from Indemnitee.

     The term "Exchange Price" shall initially mean $3.00 per share of Stock; provided, however, in case Aviation Group shall hereafter (i) pay a dividend or make a distribution on its Common Stock in additional shares of Common Stock,
(ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) reclassify its shares of Common Stock, the Exchange Price in effect immediately prior to such action shall be proportionately adjusted. For example and not by way of limitation, if Aviation Group were to effect a two-for-one stock split of its Common Stock, the Exchange Price would be adjusted downward from $3.00 per share to $1.50 per share. Likewise, if Aviation Group effected a one-for-two reverse stock split of its Common Stock, the Exchange Price would be increased from $3.00 to $6.00 per share.

     It shall be a condition to Indemnitor's obligation to indemnify and reimburse Indemnitee for such Loss for Indemnitor to receive a written demand for reimbursement together with sufficient information from which Indemnitor can verify the amount of the Loss. Indemnitor shall promptly reimburse Indemnitee for such Loss upon satisfaction of such condition.

     This Indemnity and Indemnitor's obligations hereunder expire at, and do not apply to any Loss realized after, 5:00 p.m. Dallas, Texas time on the first anniversary of the date hereof.

     EXECUTED as of the date first above written.


                              AVIATION EXTERIORS _____________, INC.



                              By:___________________________________
                              Name:_________________________________
                              Title:________________________________

                                    FORM OF
                   FIRST AMENDMENT TO RESALE PRICE INDEMNITY
                   -----------------------------------------


     This First Amendment to Resale Price Indemnity is made and entered into as of October __, 2000, by and among Aviation Exteriors ____________, Inc., a ____________ corporation ("Indemnitor"), and ______________________________
("Indemnitee").

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

     WHEREAS, Indemnitor executed and delivered to Indemnitee a Resale Price Indemnity dated as of July ___, 2000 (the "Indemnity"); and

     WHEREAS, Indemnitor has previously executed and delivered that certain Exchangeable Promissory Note (the "Note"), payable to the order of Indemnitee in the original principal amount of $_____________; and

     WHEREAS, Aviation Group, Inc., a Texas corporation ("Aviation Group"), and Indemnitee have previously entered into an Exchange Agreement dated as of _____________, 2000 (the "Exchange Agreement"); and

     WHEREAS, Indemnitor has requested Indemnitee to extend the maturity date of the Note, and Indemnitee is willing to do so in consideration for a reduction in the "Exchange Price" set forth in the Exchange Agreement and the Indemnity from $3.00 to $1.50 per share; and

     WHEREAS, Indemnitor and Indemnitee desire to amend the Indemnity as set forth herein.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor and Indemnitee do hereby amend the Indemnity by deleting in its entirety the paragraph starting with the phrase "The term
"Exchange Price" shall initially mean $3.00 per share . . . ." and substituting in lieu thereof the following paragraph:

          "The term "Exchange Price" shall initially mean $1.50 per share of Stock; provided, however, in case Aviation Group shall hereafter (i) pay a dividend or make a distribution on its Common Stock in additional shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) reclassify its shares of Common Stock, the Exchange Price in effect immediately prior to such action shall be proportionately adjusted. For example and not by way of limitation, if Aviation Group were to effect a two-for-one stock split of its Common Stock, the Exchange Price would be adjusted downward from $1.50 per share to $0.75 per share. Likewise, if Aviation Group effected a one-for-two reverse stock split of its Common Stock, the Exchange Price would be increased from $1.50 to $3.00 per share."

     The Indemnity, as amended hereby, shall continue in full force and effect.

     EXECUTED as of the date first above written.


                              AVIATION EXTERIORS _____________, INC.



                              By:__________________________________
                                 Paul Lubomirski, President



                              _____________________________________



                              By:__________________________________
                              Name:________________________________
                              Title:_______________________________

                                      -2-